Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED RENTALS COMPLETES SENIOR NOTES OFFERING

GREENWICH, CT, December 24, 2002—United Rentals, Inc. (NYSE:URI) announced today that it completed its previously announced offering of $210 million aggregate principal amount of 10-3/4% Senior Notes due 2008. In connection with the offering, the Company entered into an amendment to its senior credit facility that, among other things, gives the Company greater flexibility with respect to certain financial ratios through the end of 2004 and reduces the maximum borrowings available under the Company’s revolving credit facility from $750 million to $650 million.

The Notes were offered pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The Notes have not been registered under the Securities Act of 1933 and, accordingly, may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements.

United Rentals, Inc. is the largest equipment rental company in North America, with an integrated network of more than 750 locations in 47 states, seven Canadian provinces and Mexico. The Company serves approximately 1.6 million customers, including construction and industrial companies, manufacturers, utilities, municipalities, homeowners and others. The Company offers for rent over 600 different types of equipment with a total original cost of approximately $3.7 billion.

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Contact:
Fred Bratman
Vice President, Corporate Communications
United Rentals, Inc.
(203) 618-7323
fbratman@ur.com